Exhibit 99.1

CROSS REFERENCE SHEET

Information Relating to Provincial Debt	Location in 2026 British Columbia Financial and Economic Review (the "Review" (1)) included as Exhibit (e), or in an additional Exhibit to this Annual Report

PROVINCE OF BRITISH COLUMBIA
General Description of the Province	Pages 62-63
Constitutional Framework	Page 63

THE ECONOMY
Recent Economic Developments	Pages 3-41
Economic Structure and Primary Industries	Pages 3-18, 78-85
Capital Investment	Pages 35-52, 93
Foreign Trade	Pages 6-8, 94-95
Labour Market and Employment	Pages 10, 78-79, 92

PROVINCIAL REVENUE AND EXPENDITURE
Financial Administration and Reporting	Pages 24-60

Summary Statements of Consolidated Revenue Fund
Revenue and Expenditure	Pages 24-52, 105-111
Unaudited Financial Results	Pages 105-116
Major Sources of Revenue	Pages 24-36, 108-109
Expense by Function	Pages 35-52, 110-111

GOVERNMENT CORPORATIONS
Government Corporation Debt	Pages 53-56, 114-116; Exhibit 99.3

DEBT OF THE PROVINCE
Direct and Guaranteed Debt	Pages 53-56, 114-116; Exhibit 99.3
Financing Requirements	Exhibit 99.3
Sinking Fund Management	Exhibit 99.3

CONSOLIDATED FUNDED DEBT OF THE PUBLIC SECTOR	Exhibit 99.3

CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES	Exhibit 99.3

DETAILED FINANCIAL STATEMENTS OF THE PROVINCE
Statement of Consolidated Revenue Fund Revenue by Source	Pages 108-109
Statement of Consolidated Revenue Fund Expense by Function	Pages 110-111
Statement of Direct Funded and Unfunded Debt	Exhibit 99.3
Statement of Guaranteed Funded Debt	Exhibit 99.3
Statement of Non-Guaranteed Debt	Exhibit 99.3
Pension Funds	Pages 57-58

_____________

 (1) Page numbers indicate the location of information in the Review.